Exhibit 1

Group Secretariat Level 20, 275 Kent Street Sydney NSW 2000 Telephone: (61 2) 8253 0390 Facsimile: (61 2) 8253 1215 www.westpac.com.au

15 September 2010

Company Announcements

Australian Securities Exchange Limited

20 Bridge Street

SYDNEY NSW 2000

Advice of location of 2010 Annual General Meeting

Westpac Banking Corporation will hold its 2010 Annual General Meeting (AGM) on Wednesday, 15 December 2010.

The AGM will be held in the Grand Ballroom, Hilton Sydney, 488 George Street, Sydney NSW 2000 beginning at 10.30 am (local time). Shareholder registration will begin at 9.30 am.

We will webcast the AGM live on our website at www.westpac.com.au/investorcentre for shareholders who are not able to attend in person.

Holders of Westpac hybrid securities — Westpac SPS and Westpac SPS II — are also invited to attend the AGM but, in accordance with the terms of those securities, are not able to vote at the meeting.

Further details regarding the AGM will be provided in a separate Notice of Meeting, which will be sent to shareholders in November 2010 and will also be available on the ASX Company Announcements Platform and the Westpac website (www.westpac.com.au/investorcentre).

Yours sincerely

/s/ Rebecca Farrell
Rebecca Farrell
Company Secretary

Westpac Banking Corporation ABN 33 007 457 141